                                                                   Exhibit 10.13


                                                                  EXECUTION COPY

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                                  CAKEWALK LLC
                                   as Manager

                                CAKEWALK BRE LLC
                                   as Issuer

                                      and

                    ENTERTAINMENT FINANCE INTERNATIONAL, LLC
                                   as Lender

                     -------------------------------------

                              MANAGEMENT AGREEMENT

                     -------------------------------------

================================================================================
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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE 1. DEFINITIONS ......................................................4

      Section 1.1. Defined Terms ............................................4

ARTICLE 2. DUTIES OF THE MANAGER ............................................8

      Section 2.1. Nature of Management Services ............................8
      Section 2.2. Management Fee ..........................................10
      Section 2.3. Modifications, Amendments and Consents. .................11
      Section 2.4. Power of Attorney .......................................11

ARTICLE 3. CONDITIONS PRECEDENT ............................................11

      Section 3.1. Effective Date ..........................................11
      Section 3.2. Conditions Precedent to Effectiveness.. .................11

ARTICLE 4. DEPOSIT OF REVENUE ..............................................12

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE MANAGER ...................12

      Section 5.1. Representations and Warranties ..........................12

ARTICLE 6. COVENANTS OF THE MANAGER ........................................15

      Section 6.1. Additional Covenants ....................................15
      Section 6.2. Covenant Reporting ......................................21

ARTICLE 7. SECURITIZATION ..................................................21

      Section 7.1. Securitization ..........................................21

ARTICLE 8. EVENTS OF DEFAULT ...............................................23

      Section 8.1. Manager Default .........................................23
      Section 8.2. Termination of Manager ..................................24
      Section 8.3. Appointment of Back-Up Manager. .........................25

ARTICLE 9. MISCELLANEOUS ...................................................26

      Section 9.1.  Notices ................................................26
      Section 9.2.  Entire Agreement .......................................26
      Section 9.3.  Severability ...........................................26
      Section 9.4.  Consent to Jurisdiction ................................27
      Section 9.5.  Waiver of Jury Trial ...................................27
      Section 9.6.  Further Assurances .....................................27
      Section 9.7.  Remedies of the Essence ................................28
      Section 9.9.  Amendments; Waivers ....................................28
      Section 9.10. Successors and Assigns .................................28
      Section 9.11. Severability of Provisions.. ...........................28
      Section 9.12. Survival of Obligations ................................29
      Section 9.13. Binding Effect .........................................29
      Section 9.14. Captions ...............................................29
      Section 9.15. Third Party Beneficiaries ..............................29
      Section 9.16. No Bankruptcy Petition .................................29
      Section 9.17. Relationship of Parties ................................29
      Section 9.18. Governing Law ..........................................30
      Section 9.19. Counterparts ...........................................30


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Appendix A:  Standard Definitions

Exhibit A: Description of Support Services
Exhibit B: Form of Letter of Direction


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                              MANAGEMENT AGREEMENT

      This MANAGEMENT AGREEMENT, is dated as of June 29, 1999, is by and among CAKEWALK LLC, a Delaware limited liability company (the "Manager"), CAKEWALK BRE LLC, a New York limited liability company (the "Issuer"), and ENTERTAINMENT FINANCE INTERNATIONAL, LLC, a Delaware limited liability company, a New York banking corporation (the "Lender").

                              PRELIMINARY STATEMENT

      The Issuer has entered into the Indenture with the Lender providing for the issuance of the Notes and pledging of the Collateral identified therein as security therefor. In order to induce certain investors to acquire the Notes, the Issuer has requested, and the Manager, an affiliate of the Issuer, has agreed to Manage the Collateral pursuant to this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

      Section 1.1. Defined Terms. Except as set forth below, all capitalized terms shall have the meanings specified in the Standard Definitions set forth in Appendix A hereto:

      "Applicable Law" means, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of Governmental Authorities applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party.

      "Authorized Signatory" means, with respect to the Manager, any one of the Chairman, the Vice-Chairman, the President, any Vice President (however designated), the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary.

      "Back-Up Manager" means the Servicer or any other Person appointed by the Issuer and approved in writing by the Lender, in its capacity as back-up manager under this Agreement.

      "Bankruptcy Code" means Title 11, United States Code, as amended from time to time, and any successor statute thereto.

      "Business Line" means any of (i) sales made through the normal, retail channel distribution arrangements with RYKO Distribution Partners, (ii) sales made through the Special

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Productions Division ("SPD") of the Manager, (iii) foreign sales, or (iv)
licensing transactions.

      "Capitalized Lease Obligation" means that portion of any obligation of a lessee which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with Financial Accounting Standards Board Statement No. 13 dated November 1976, as amended from time to time.

      "Change of Control" means (i) the death of either Robert M. Miller or Joel Dorn, or (ii) if either Joel Dorn or Robert M. Miller shall cease, for whatever reason to be actively engaged in Cakewalk LLC's management, or (iii) either Joel Dorn or Robert M. Miller sells, transfers or otherwise conveys, at any time or in the aggregate, in excess of 49% of the Membership Interests in Cakewalk LLC held by him on the date hereof to any Person other than to his spouse or issue, either directly or in trust.

      "Contract" means any contract, indenture, mortgage, deed of trust, note, instrument, lease, license, arrangement or other agreement, whether oral or written, to which the Issuer, as assignee of the Manager or otherwise, is a party or by which the Issuer, as assignee of the Manager or otherwise, or any of its assets or properties is bound and any other Contract Assets assigned to the Issuer pursuant to the Capital Contribution Agreement following the Closing Date including, without limitation, the License Contracts as the same may have been amended, modified, replaced and/or supplemented from time to time.

      "EBITDA" means, for any period, the total of (a) Net Income, plus (b) all amounts deducted in computing Net Income in respect of (i) depreciation, amortization and other non-cash charges (other than reserves), (ii) Interest Expense, and (iii) taxes based upon or measured by Net Income, plus (c) any net increase in deferred revenue (including distributor advances) , minus (d) any net decrease (which amount shall be treated as a positive number for purposes of this calculation) in deferred revenue, minus (e) any net increase in deferred expenses (including recoupment of licensee royalty advances), plus (f) any net decrease (which amount shall be treated as a positive number for purposes of this calculation) in deferred expenses.

      "Event of Default" has the meaning ascribed to such term in the Indenture.

      "GAAP" means United States generally accepted accounting principles in accordance with the American Institute of Certified Public Accountants consistently applied.

      "Governmental Authority" means any governmental, regulatory or self-regulatory entity, department, body, official, authority, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.


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      "Guaranty", "Guarantee" or "Guaranteed", as applied to an obligation, includes (i) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by beneficiaries of letters of credit.

      "Indebtedness" means, with respect to Cakewalk LLC, (i) all items, except items of equity or of Membership Interests or of surplus, deferred revenue and deferred advances, or of general contingency or deferred tax reserves, which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet of Cakewalk LLC, (ii) to the extent not otherwise included, all obligations secured by any Lien to which any property or asset owned or held by Cakewalk LLC is subject, whether or not the obligation secured thereby shall have been assumed, (iii) to the extent not otherwise included, all Capitalized Lease Obligations of Cakewalk LLC and (iv) to the extent not otherwise included, all obligations of any third party which Cakewalk LLC has Guaranteed.

      "Interest Expense" means, for any period, the total interest expense of Cakewalk LLC plus, to the extent incurred by Cakewalk LLC, but not included in such interest expense: (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses and (v) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing.

      "Letter of Direction" means the Letter of Direction delivered to each Obligor, substantially in the form attached hereto as Exhibit B.

      "Lien" means, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property in favor of any Person; exclusive, however, of statutory liens including, but not limited to, warehouse liens, landlord liens and mechanics' and materialmen's liens.

      "Manage" means lease, license, renew, extend, advertise, exploit, promote, market, publicize, settle, compromise, collect, enforce or otherwise deal with the Collateral.

      "Management Services" means such services to be performed under and in accordance with Section 2.1 (a).


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      "Management Transfer" has the meaning ascribed to such term in Section
8.2.

      "Manager" means CAKEWALK LLC, a Delaware limited liability company, and its permitted successors and assigns.

      "Manager Default" has the meaning ascribed to such term in Section 8.1.

      "Net Income" means gross revenues of Cakewalk LLC less all operating and non-operating expenses of Cakewalk LLC including all charges of a proper character, but not including the gross revenues, any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets, any gains resulting from the write-up of assets, any equity of Cakewalk LLC in the unremitted earnings of any entity which is not an Affiliate, any earnings of any entity acquired by Cakewalk LLC through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Affiliate at the date of acquisition over the cost of the investment of such Affiliate, or determined in accordance with GAAP.

      "Obligor" means a Person obligated to pay a Receivable.

      "Receivable" means each of the payments made and to be made by Obligors and due to the Issuer in connection with the Collateral or any portion thereof

      "Restricted Payment" means (i) the declaration or payment of any dividend or other distribution (other than "Tax Distributions" as such term is defined in Cakewalk LLC's Amended and Restated Operating Agreement in effect or the Closing
Date), or the incurrence of any liability to make any other payment or distribution, of cash or other property or assets on or in respect of Cakewalk LLC's Membership Interests and (ii) any payment on account of the purchase, redemption, defeasance or other retirement of Cakewalk LLC's Membership Interests or any other payment or distribution made in respect of any thereof, either direct or indirectly which, in either case, or in the aggregate, would exceed 15% of the Net Income of Cakewalk LLC in a single fiscal year.

      "Return Period" means as of any date of determination, the preceding three calendar months.

      "Return Ratio" means, as of any date of determination, the aggregate sales value of units returned with respect to a Business Line in a Return Period divided by the sales value of all units shipped in the three calendar months immediately preceding such Return Period.


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      "Revenues" means all gross revenues realized in respect of the Collateral.

      "Securitization Transaction" means the issuance of securities secured by or evidencing ownership interests in the Notes.

      "Subsidiary" means, as applied to any Person, (i) any corporation of which fifty percent (50%) or more of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which such Person is the general partner or of which fifty percent (50%) or more of the outstanding partnership interests, or any limited liability company of which fifty percent (50%) or more of the outstanding membership interests is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (ii) any other entity which is controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person (within the meaning attributed to the word "control" in the definition of Related Party).

      "Support Services" means those administrative and support services detailed in Exhibit A hereto.

      "Termination Notice" has the meaning assigned to such term in Section 8.2.

      "Working Capital" means the excess of current assets over current liabilities of Cakewalk LLC, both determined in accordance with GAAP; provided that there shall not be included in current assets (i) any loans or advances made by Cakewalk LLC, nor (ii) any assets located outside the United States of America.

                                   ARTICLE 2.

                              DUTIES OF THE MANAGER

      Section 2.1. Nature of Management Services.

            (a) Management Services. The Issuer hereby appoints the Manager as its agent to provide the Management Services. The Manager hereby agrees to such appointment and to use its best efforts in accordance with industry standards and past practice to provide or cause to be provided the Management Services. The Manager hereby agrees to do all of the following (the "Management Services") at its sole cost and expense as agent for the Issuer and for the benefit of the Issuer and the Lender on behalf of the
      Noteholders:


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                  (i) to Manage the Collateral;

                  (ii) to protect and defend the Collateral;

                  (iii) to preserve the good will of the Obligors, to the extent the Manager deems appropriate;

                  (iv) to cause all Contracts, upon execution in the name of the
            Issuer to be assigned and pledged to the Lender under the Indenture;

                  (v) to pay at its sole cost and expense all costs of Managing the Collateral as and when due;

                  (vi) to send within ten days following the Closing Date, on behalf of the Issuer, a Letter of Direction to each Obligor;

                  (vii) to enforce payment of the amount owing on each
            Receivable and to enforce compliance with the Letter of Direction;

                  (viii) to respond, on behalf of the Issuer to inquiries of
            Obligors with respect to the Receivables;

                  (ix) to enforce, on behalf of the Issuer, the terms of all
            Contracts related to the Receivables;

                  (x) to cause the Issuer to adhere to its representations,
            warranties and covenants set forth in the Transaction Documents;

                  (xi) to maximize Revenues;

                  (xii) to render a statement to the Servicer, at least five (5)
            days prior to the Servicer Remittance date, setting forth the names and amount payable to Royalty Payees on the following Payment Date;

                  (xiii) to maintain complete and accurate books and records with respect to all transactions contemplated hereunder in connection with the Collateral and to permit the Lender or its designee to audit such books and records from time to time upon reasonable prior notice;

                  (xiv) to deliver electronically or otherwise to the Servicer on a monthly basis, an informational listing of any additions, subtractions or changes to the Collateral, including Obligors, Royalty Payees and their respective addresses; the date of such agreements and the respective renewal dates, if any; and

                  (xv) to provide the Support Services.


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

            (b) Skill of Manager. The Manager agrees that the Management Services shall be carried out with reasonable care, prudence, skill and diligence in accordance with industry practice, Applicable Law and with at least the same care, prudence, skill and diligence as the Manager manages its assets and the express terms of this Agreement.

            (c) Discretionary Powers. The Manager shall exercise all discretionary powers involved in connection with such Management Services subject to the terms hereof, and shall pay all costs and expenses incurred in connection therewith that may be necessary or advisable for the carrying out of the transactions contemplated by this Agreement.

            (d) Approvals. The Manager shall consult with and obtain written approval from the Lender for any material action in connection with the Collateral that is not in the ordinary course of its Management Services.

            (e) Legal Proceedings. The Manager is hereby authorized, empowered, and agrees to use its reasonable efforts consistent with past practice to commence, at its sole cost and expense, in its own name or in the name of the Issuer, and pursue legal proceedings relating to any Receivable, including legal proceedings to enforce such Receivable, the enforcement of any Contract and infringement proceedings. Subject to the previous sentence, the Manager is hereby further authorized and empowered to determine whether and where to bring litigation, to retain counsel on a contingency fee or other basis to enforce any Receivable and to obtain judgments with respect thereto. The Issuer shall take any and all such actions that the Manager may deem necessary or appropriate to enable the Manager to carry out its duties under this Agreement. If in any enforcement, suit, or legal proceeding it shall be determined that the Manager may not enforce a Receivable on the ground that it shall not be a real party in interest or a holder entitled to enforce such Receivable, the Issuer shall, at the Manager's expense and direction, take such steps as the Lender deems reasonably necessary to enforce such Receivable, including bringing suit in its own name. The Manager shall provide the Lender and the Back-Up Manager with prompt written notice of the taking of any of the actions described in this Section 2.1(e).

            (f) Principal Place of Business. All activities hereunder by the Manager and its employees shall be conducted from the Manager's principal place of business or at such other location as to which the Lender is provided thirty (30) days' prior written notice.

      Section 2.2. Management Fee. As full compensation for its Management Services hereunder and reimbursement for its expenses, the Manager shall be entitled to receive or accrue to its benefit


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

on each Payment Date the Management Fee. The Management Fee shall be payable to the Manager solely pursuant to the terms of, and to the extent amounts are available for payment under, Section 13.1 of the Indenture.

      Section 2.3. Modifications, Amendments and Consents. The Manager shall not, without the prior written consent of the Lender, agree to any modification, waiver or amendment of any term of any material element of Collateral or to any extension of a Receivable.

      Section 2.4. Power of Attorney. The Issuer hereby irrevocably constitutes and appoints the Manager and any officer or similar agent thereof (or, upon a Management Transfer, the Back-Up Manager and any officer or similar agent thereof), with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of the Issuer and in the name of the Issuer or in its own name, from time to time in the Manager's (or, upon a Management Transfer, the Back-Up Manager's) discretion, for the purpose of providing the Management Services in accordance with the terms of this Agreement.

                                   ARTICLE 3.

                              CONDITIONS PRECEDENT

      Section 3.1. Effective Date. This Agreement shall become effective as of the date hereof and, except as provided in this Article 3, Article 4 and Article 8 hereof, shall continue in force until the date of full and final repayment of the Notes.

      Section 3.2. Conditions Precedent to Effectiveness. This Agreement shall not be effective until the Lender shall have received each of the following, in scope, form and substance satisfactory to the Lender:

                  (a) certified copies of all necessary action taken by the
            Manager to authorize the execution, delivery and performance, in accordance with their respective terms, of this Agreement and any other documents required or contemplated hereunder and the consummation of the transactions contemplated hereby;

                  (b) good standing certificates of the Manager, to be certified by a government official of the jurisdiction of its organization and of each jurisdiction where it is qualified to do business;

                  (c) a certified copy of the charter documents of the Manager, satisfactory in form and substance to the Lender; and


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

                  (d) a certificate of incumbency with respect to the signature of each Person authorized by the Manager to sign this Agreement or any other document required or contemplated hereunder.

                                   ARTICLE 4.

                               DEPOSIT OF REVENUE

      All Revenues generated or resulting from Managing in the Collateral are the property of the Issuer. All Revenue received by the Issuer, the Manager, the Lender or the Servicer, whether generated by or resulting from exploitation of the Collateral, shall be deposited into the Lockbox Account or otherwise directed, in writing, by the Lender or the Servicer, and the Manager shall direct all Obligors to make such deposits of Revenue directly to the Lockbox Account; provided, however, that in the event that, notwithstanding such direction, any proceeds of the Collateral shall come into the possession or control of the Manager or its agents, the Manager shall hold such proceeds, or cause the same to be held, in the form received, in trust for the Lender and shall, within two (2) Business Days after receipt thereof, cause the same to be deposited into the Lockbox Account or otherwise delivered to the Lender. The Lender shall have sole control and dominion over the amounts on deposit in the Lockbox Account.

                                   ARTICLE 5.

                  REPRESENTATIONS AND WARRANTIES OF THE MANAGER

      Section 5.1. Representations and Warranties. The Manager represents and warrants to and in favor of the Issuer and the Lender that:

            (a) Organization, Power, Qualification. The Manager is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power, legal right and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing and authorized to do in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and the failure to be so qualified could, individually or in the aggregate, have a material adverse effect on its business, assets, liabilities, condition (financial or otherwise) , results of operations or prospects.

            (b) Authorization. Enforceability. The Manager has the power, and has taken all necessary action (including any


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

      necessary membership action) to authorize it to execute, deliver and perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Manager and is a legal, valid and binding obligation of the Manager, enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar law affecting the enforcement of creditors' rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

            (c) Non-Contravention. The execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby by the Manager do not and will not (i) require any consent or approval of any Person, except for consents and approvals that have already been obtained, (ii) violate any Applicable Law, (iii) conflict with, result in a breach of, or constitute a default under the charter documents, as the same may have been amended or restated, charter documents of the Manager or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any indenture, agreement or other instrument, to which the Manager is a party or by which it or any of its properties or assets may be bound, which conflict, breach or default would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Manager or on the ability of the Issuer to perform any of its obligations under this Agreement, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Manager except the Lien in favor of the Lender under the Indenture.

            (d) Compliance with Law. The Manager is in compliance with all Applicable Laws, non-compliance with which could, individually or in the aggregate, have a material adverse effect on its business, assets, liabilities, condition (financial or otherwise) , results of operations or prospects or the Collateral or on the ability of the Manager to perform any of its obligations under this Agreement.

            (e) Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Manager, threatened against the Manager or any of its properties or assets in any court or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of the Manager, would materially and adversely affect the performance by the Manager of its obligations under this Agreement or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement; and no default by it has occurred and is continuing with respect to any order of any court or arbitrator, or with respect to any order of a Governmental Authority.

            (f) Governmental Regulation. The Manager is not required to obtain any consent, approval, authorization, permit or license from, or effect any filing or registration with, any Governmental Authority in connection with the execution, delivery and performance, in accordance with their respective terms, of this Agreement.

            (g) Absence of Default. The Manager is in compliance with all of the provisions of its certificate of formation, as the same may have been amended or restated, and operating agreement (or comparable constitutive documents) and no event has occurred, or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute, (i) a Manager Default or (ii) a default by the Manager under any indenture, agreement, trust agreement or other instrument, or any judgment, decree or order to which the Manager is a party or by which the Manager or any of its properties or assets may be bound, which default could have a material adverse effect on its business, assets, liabilities, financial condition, results of operations or prospects or on the ability of the Manager to perform any of its obligations under this Agreement.

            (h) Disclosure. The Manager has not willfully failed to disclose any fact, circumstance or other information which it reasonably believes will, either alone or in conjunction with all other such facts, circumstances and information, materially and adversely affects the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Issuer or the Manager, the Collateral or the ability of the Manager to perform any of its obligations under this Agreement which has not been set forth or referred to herein or in information, reports or other papers or data or otherwise specifically disclosed in writing to the Lender.

            (i) Historical Information. All information, reports and other papers and data furnished to the Lender or its representatives, including, without limitation, the Appraiser and Willkie Farr & Gallagher, by or on behalf of the Manager prior to the date hereof in connection with or pursuant to the Transaction Documents and the relationships established thereunder, at the time the same was so furnished, but in the case of information, reports and other papers and data dated as of a prior date, as of such date, (i) in the case of any such information, reports and other papers and data prepared in the ordinary course of business, was complete and correct in the light of the purpose prepared, and, in the case of any such Information the preparation of which was requested by the Lender, was complete and correct in all material respects to the extent necessary to give the Lender true and accurate knowledge of the subject matter thereof, (ii) did not contain any untrue statement of a material fact, and (iii) did not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.

                                   ARTICLE 6.

                            COVENANTS OF THE MANAGER

      Section 6.1. Additional Covenants. So long as any amount is owing under the Transaction Documents to the Noteholders and the Lender and unless the Lender shall otherwise consent in writing:

            (a) Annual Financial Statements. As soon as practicable and in any event within 120 days after the end of each fiscal year, the Manager shall deliver to the Lender, the Servicer and each Holder of the Notes an audited consolidated statement of income, retained earnings and cash flows for the Manager and its subsidiaries for such year, and an audited consolidated balance sheet of the Manager and its subsidiaries as at the end of the year, setting forth in each case corresponding consolidated figures from the preceding annual financial statements, all in reasonable detail and, as to the consolidated statements, certified by independent public accountants of recognized national standing selected by the Manager, which certification states that such financial statements present fairly the financial condition of the companies as to which they report and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur).

            (b) Instruments. The Manager shall not take any action to cause any Receivable to be evidenced by any instrument (as defined in the UCC) or any title in bearer form except in connection with the enforcement or collection of a Receivable.

            (c) Perfection. The Manager will cause the Issuer to promptly execute and deliver to the Lender such financing and continuation statements, certificates and other documents or instruments as may be reasonably requested by the Lender to enable the Lender to perfect or renew the security interests granted by the Transaction Documents, including, without limitation, such financing statements, certificates and other documents as may be reasonably necessary to continue the perfection of the security interests in the Collateral or to perfect a security interest in any additional property or rights hereafter acquired by the Issuer or in any replacements thereof or proceeds therefrom.

            (d) Applicable Law. If the granting by the Issuer of the first priority perfected security interests granted under the Transaction Documents, or any portion or aspect thereof, requires any further approval, perfection or compliance with any Applicable Law or administrative rule, or shall be prohibited under or in violation of any Applicable Law or administrative rule, the Manager agrees to cause the Issuer to do all things and, at the Manager's sole expense, to take all action reasonably necessary or advisable to obtain all such approvals and to accomplish such perfection or compliance, and/or expeditiously to remove any prohibition and cure any violation, so as to effectuate to the fullest extent permissible by law the entire security interest granted hereunder. The Manager shall notify the Lender and the Servicer of all such required or advisable approvals, perfection and compliance, and of all such prohibitions and violations arising from the execution, enforcement, or operation of any aspect of this Agreement, and shall fully advise the Lender and the Servicer with respect to all actions and procedures necessary or desirable to accomplish the foregoing.

            (e) No Liens. The Manager shall not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of the Issuer other than the lien of the Indenture.

            (f) Information. From time to time and promptly upon request of the Lender, the Manager shall deliver to the Lender such information, reports and other papers and data regarding the business, assets, liabilities, financial condition or results of operations of the Manager with respect to the Collateral as the Lender may reasonably request, in each case in form and substance reasonably satisfactory to the Lender. Information, reports and other papers and data furnished to the Lender by or on behalf of the Manager on or after the date hereof in connection with or pursuant to the Transaction Documents or any amendment or modification of, or waiver of rights under, the Transaction Documents, or in connection with any Securitization Transaction by the Noteholder or its assigns shall, at the time the same is so furnished, but in the case of information, reports and other papers and data dated as of a prior date, as of such date, (i) in the case of any information, reports and other papers and data prepared in the ordinary course of business, be complete and correct in the light of the purpose prepared, and, in the case of any Information required by the terms of the Transaction Documents or the reasonable requirements of any Securitization Transaction, the preparation of which was requested in writing by the Lender or its assigns, be complete and correct to the extent necessary to give the Lender true and accurate knowledge of the subject matter thereof,
      (ii) not contain any untrue statement of a material fact, and (iii) not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made, and the furnishing of the same to the Lender shall constitute a representation and warranty by the Manager made on the date the same is so furnished to the effect specified in clauses (i), (ii) and
      (iii); provided that failure to meet projections formulated in good faith shall not constitute a breach hereof. Any information provided to the Lender in accordance with this Agreement shall be kept confidential in the manner described in Section 7.06(b) of the Servicing Agreement.

            (g) Manager Not to Resign. The Manager hereby agrees not to resign from the obligations and duties hereby imposed on it as the Manager under this Agreement except upon determination that the performance of its duties hereunder shall no longer be permissible under Applicable Law or if such resignation is required by regulatory authorities. Notice of any such determination permitting the resignation of the Manager shall be communicated to the Lender at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an opinion of counsel who is not to such effect delivered to the Lender concurrently with or promptly after such notice. No such resignation shall become effective until the earlier of a Back-Up Manager having assumed the responsibilities and obligations of the resigning Manager in accordance with Section 8.3 or the date upon which any regulatory authority requires such resignation.

            (h) Company Existence. During the term of this Agreement, the Manager will keep in full force and effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and each other instrument or agreement necessary or appropriate to the proper administration of this Agreement and the transactions contemplated hereby.

            (i) Separateness. During the term of this Agreement, the Manager shall observe the applicable legal requirements for the recognition of the Manager as a legal entity separate and apart from the Issuer, including as follows:

                  (i) the Manager shall maintain corporate records and books of account separate from those of the Issuer,

                  (ii) except as otherwise provided in this Agreement, the
            Manager shall not commingle its assets and funds with those of the Issuer,

                  (iii) the Manager shall hold such appropriate meetings of its
            Supervisory Board of Directors as are necessary to authorize all the Manager's actions required by law to be authorized by the Supervisory Board, shall keep minutes of such meetings and of meetings of its members and observe all other customary limited liability company formalities;

                  (iv) the Manager shall at all times hold itself out to the public under the Manager's own name as a legal entity separate and distinct from the Issuer; and

                  (v) all transactions and dealings between the Manager and the
            Issuer will be conducted on an arm's-length basis.

            (j) Year 2000. (i) Not later than September 30, 1999, all software and electronic data processing systems used by the Manager or that will be used in the Manager's business prior to, during or after the calendar year 2000 (collectively, the "Software") will be designed to be used prior to, during, and after calendar year 2000 and the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, (A) the Software will not abnormally end or provide invalid or incorrect results as a result of date data, and (B) the Software will be capable upon installation of accurately processing, providing and/or receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations, and (ii) the Software will lose no functionality with respect to the introduction of records containing dates falling before, on or after January 1, 2000, and the Software will be interoperable with other software and systems that may deliver records to, receive record from or otherwise interact with the Software, including but not limited to, back-up and archived data, date data, century recognition calculations that accommodate same century and multi-century formulas and date values and date data interface values that reflect the century.

            (k) Financial Covenants.

                  (1) Restricted Payments. Cakewalk LLC shall not make or declare or otherwise become obligated to make any Restricted Payment.

                  (2) Limitation of Indebtedness. Cakewalk LLC shall not create, assume, incur or otherwise suffer to exist any Indebtedness (other than Indebtedness outstanding on the date hereof) (i) in excess of $500,000 or
      (ii) which has a scheduled amortization of principle prior to the Maturity Date.

                  (3) Limitation on Capital Expenditures. Cakewalk LLC will not make any expenditures in any single fiscal year in excess of an aggregate of $75,000 for buildings, fixtures or other items of real or personal property which would be considered a capital asset in accordance with GAAP.

                  (4) Limitation on Accounts Payable. Cakewalk LLC's accounts payable aged in excess of 90 days must not exceed 30% or more of the total accounts payable at the end of each fiscal quarter determined in accordance with GAAP.

                  (5) Required EBITDA Levels. Cakewalk LLC shall maintain minimum EBITDA levels for the fiscal years and in the amounts hereinafter set forth:

            Fiscal Year                     Amount
            -----------                     ------
       Remainder of 1999                   $  800,000
       2000                                $1,300,000
       2001                                $1,400,000
       2002                                $1,500,000
       2003 and thereafter                 $1,600,000

                  (6) Limitation of Return Ratio. As of any date of determination, the Return Ratio for each Business Line of Cakewalk LLC for a Return Period shall not individually exceed 15% during the term of this Agreement.

                  (7) Working Capital. The Working Capital of Cakewalk LLC shall equal or exceed the sum of $250,000 at the end of each fiscal quarter.

                  (8) Change of Control. There shall be no Change of Control in the management or ownership of Cakewalk LLC during the term of this Agreement

                  (9) Limitation on Combinations. Cakewalk LLC shall not merge into, consolidate with, acquire, or cause more than 80% of its membership interests to be exchanged for equity interests in, or a securities convertible into equity interests in, any other entity.

                  (10) Limitation on Loans. Cakewalk LLC shall not make any loans to any supervisor, officer, director or member of Cakewalk LLC; provided, however, that Cakewalk LLC may make loans not exceeding 12 months in duration and not in excess of $50,000 in the aggregate to managers and employees of Cakewalk LLC; and provided further, however, that advances made in the ordinary course to cover the out-of-pocket business expenses incurred in connection with the performance by any such person of his or her duties shall not be deemed a loan for the purposes of this sentence.

                  (11) Limitation on Contracts. Cakewalk LLC shall not enter into or extend, amend, modify or terminate (which shall exclude expiration or non-renewal in the ordinary course) any contract (or series of related contracts) which both: (i) is outside the ordinary course of business of Cakewalk LLC and (ii) involves an expenditure, in the aggregate, in excess of $50,000.

                  (12) Limitation on Settlements. Cakewalk LLC shall not enter into any settlement of any claim, litigation or proceeding, including, without limitation, any royalty audit, the uninsured portion of which settlement shall require an aggregate payment by Cakewalk LLC in excess of $75,000.

                  (13) Limitation on Activities. Cakewalk LLC shall not engage in any business other than the business described in clauses (a) and (c) (to the extent (c) refers to (a)) of Section 2.3 of its Amended and Restated Operating Agreement, dated as of February 13, 1998.

                  (14) Limitation on Dispositions. Cakewalk LLC shall not sell, dispose, assign, transfer or lease all or substantially all of its assets other than licenses entered into in the ordinary course of business.

                  (15) Designation of Observer. Cakewalk LLC agrees that so long as any Note remains Outstanding, Entertainment Finance International, LLC shall have the right to designate a person to attend all meetings of the Supervisory Board of Cakewalk LLC as an observer. Cakewalk LLC agrees to give any such person designated by Entertainment Finance International, LLC all notices, documents, agreements, information and other written material at the times and in the manner provided to members of its Supervisory Board. The provisions of this paragraph shall survive any termination of this Agreement for so long as any Note remains Outstanding.

                  (16) Interpretive Principle. All calculations with respect to the financial covenants described above shall be made on a fully consolidated basis.

      Section 6.2. Covenant Reporting.

            (a) Notwithstanding anything to the contrary contained herein, upon knowledge or notice by any officer of the Manager that the Manager has breached any of the covenants contained in Section 6.1, the Manager shall promptly (but in no event later than 3 Business Days of such knowledge or notice) provide notice of such breach to the Lender.

            (b) Monthly. The Manager shall deliver to the Lender, on or before the fifth Business Day following the end of each calendar month commencing with the month ending August 31, 1999, a certificate signed by an officer of the Manager stating that the Manager is in compliance with each covenant contained in Section 6.1(b) and Sections 6.1(k)(1), (2), (3),
      (8), (9), (10), (11), (12), (13) and (14).

            (c) Quarterly. The Manager shall deliver to the Lender (i) on or before the 60th day following the end of each fiscal quarter commencing with the quarter ending September 30, 1999, a certificate signed by an officer of the Manager stating that the Manager is in compliance with each covenant contained in Sections 6.1(k)(6) and (7), and (ii) on or before the 30th day following the end of each fiscal quarter commencing with the quarter ending September 30, 1999, a certificate signed by an officer of the Manager stating that the Manager is in compliance with the covenant contained in Section 6.1(k)(4).

            (d) Annually. The Manager shall deliver to the Lender, on or before the 120th day following the end of each fiscal year, a certificate (which certificate may be combined with the certificates delivered pursuant to Sections 6.2(b) and (c)) signed by an officer of the Manager stating that the Manager is in compliance with each covenant contained in Section 6.1(a) and Section 6.1(k)(5).

                                   ARTICLE 7.

                                 SECURITIZATION

      Section 7.1. Securitization.

      (a) The Manager recognizes that the Lender has the right to securitize the Notes on terms and conditions determined by the Lender in its sole discretion, but shall not be obligated to do so. The Lender shall have the right, without any action on the part of the Manager, to assign the Manager's representations and warranties made (or deemed made) hereunder as a part of any such transaction.

      (b) In connection with the Securitization Transaction, the Manager agrees to cooperate fully (with de minimis cost to the Manager) with the Lender, any Rating Agencies, any underwriter or placement agent of the Securitization Transaction and any prospective investor with respect to all reasonable requests and due diligence procedures. Such cooperation shall, without limitation, require the Manager to:

            (i) execute all Securitization Agreements and such ancillary documents, including amendments of any such documents, that are necessary to effect the Securitization Transaction in form and scope satisfactory to the Rating Agencies, and the Lender or that are otherwise customary for a Securitization Transaction provided the same do not change Manager's obligations in a material manner from the obligations hereunder;

            (ii) make such representations and warranties regarding the Manager and the Collateral Managed by it as of the securitization date as are customary in a Securitization Transaction and as may be requested by any Rating Agency or as may reasonably be requested by the Lender;

            (iii) deliver to the Lender for inclusion in any offering material or other material provided to any underwriter, placement agent, Rating Agency or investor or prospective investor in the Securitization Transaction such information regarding the Issuer, the Manager, the financial condition and business of the Issuer and the Manager, respectively, the transactions contemplated hereby and the Collateral, as the Lender deems reasonably necessary to consummate the Securitization Transaction and which the Manager or its Affiliates are capable of providing without unreasonable effort or expense, and to indemnify the Lender, any underwriter, any placement agent and any affiliates for material misstatements or alleged material misstatements contained in, or material omissions or alleged material omissions from, such information provided by the Manager;

            (iv) to the extent not provided pursuant to clause (iii) above and to the extent customary in Securitization Transactions, provide such financial and other information with respect to the Issuer, the Manager, the financial condition and business of the Issuer and the Manager, respectively, and the Collateral, including audited and unaudited financial statements and agreed upon procedures from certified public accountants acceptable to the Rating Agencies, as may be requested by any Rating Agency, any underwriter, placement agent, investor or prospective investor or as may reasonably be requested by the Lender; and

            (v) to deliver or cause to be delivered to the Lender and to any Person designated by the Lender, such opinions of counsel as the Lender, any Lender, any Rating Agency, and/or any underwriter or placement agent of the Securitization Transaction shall, in its discretion, determine to be necessary or desirable in connection with the Securitization Transaction, from such counsel all in form and substance satisfactory to the Lender, the Rating Agencies and the underwriters or placement agents of the Securitization Transaction.

                                   ARTICLE 8.

                                EVENTS OF DEFAULT

      Section 8.1. Manager Default. Each of the following shall constitute a "Manager Event of Default," whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or non-governmental body or otherwise:

            (l) the Manager shall fail within two (2) Business Days to remit or cause to be remitted in the form received by the Manager to the Lender any monies paid in respect of the Collateral;

            (2) default in the performance, or breach of any covenant of the Manager in this Agreement and continuance of such default or breach for a period of 45 days after the earlier of (i) the date on which the Manager shall first have knowledge of such default or breach and (ii) the date on which written notice, specifying in reasonable detail, such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder shall have been given to the Manager by the Issuer or the Lender;

            (3) breach of any representation or warranty of the Manager in this Agreement which has a material adverse effect on the interests of the Noteholders and which, if susceptible of being cured, remains uncured after the earlier of (i) thirty (30) days after the date on which the

      Manager shall first have knowledge of such breach and (ii) the date which is thirty (30) days after written notice, specifying in reasonable detail, such breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder shall have been given to the Manager by the Issuer or the Lender;

            (4) the entry of a decree or order for relief by a court having jurisdiction in respect of the Manager in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Manager or of any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Manager and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

            (5) the commencement by the Manager of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by the Manager to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Manager or any substantial part of its property or the making by the Manager of an assignment for the benefit of creditors or the failure by the Manager generally to pay its debts as such debts become due or the taking of action by the Manager in furtherance of any of the foregoing;

            (6) an Event of Default shall have occurred and not been waived; or

            (7) (i) a final judgment shall be entered by any court against the Manager for the payment of money the uninsured portion of which, together with the uninsured portion of all other outstanding final judgments against the Manager, exceeds five hundred thousand dollars ($500,000) in the aggregate, or (ii) a warrant of attachment or execution or similar process shall be issued or levied against any of the Manager's property which exceeds in value five hundred thousand dollars ($500,000) in the aggregate, and if, within thirty (30) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or a bond satisfactory to the Issuer and the Lender shall not have been posted.

      Section 8.2. Termination of Manager. In the event of a Manager Default, the Issuer shall have all rights and remedies against the Manager in law and equity, and may by notice then given in writing to the Manager (a "Termination Notice"), terminate all or any part of the rights and obligations of the Manager under this Agreement. After receipt by the Manager of a Termination Notice, and on the date that the Back-Up Manager shall have been appointed by the Issuer pursuant to Section 8.3, all authority and power of the Manager under this Agreement shall pass to and be vested in the Back-Up Manager (a "Management Transfer") and, without limitation, the Issuer is hereby authorized and empowered (upon the failure of the Manager to cooperate) to execute and deliver, on behalf of the Manager, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of the Manager to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Management Transfer. The Manager agrees to cooperate with the Issuer and such Back-Up Manager in effecting the termination of the responsibilities and rights of the Manager to conduct Management Services hereunder, including, without limitation, the transfer to such Back-Up Manager of all authority of the Manager to manage the Collateral and to conduct the Management Services subject to the terms of the back-up Management Agreement. The Manager shall promptly (x) assemble all the Manager's documents (including copies of all Contracts) , instruments and other records (including files, licenses, rights, copies of all relevant computer programs and any necessary licenses for the use thereof, related material, computer tapes, disks, cassettes and data) that are necessary or desirable to enable the Back-Up Manager to effect the immediate management of the Collateral, with or without the participation of the Issuer or the Manager and (y) deliver all of the foregoing documents, instruments and other records to the Back-Up Manager at a place designated thereby. All costs and expenses incurred by the Manager, the Back-Up Manager, the Issuer and the Lender in connection with any Management Transfer resulting from a Manager Default shall be for the account of the Manager. The parties hereto each agree that the Servicer shall be the initial Back-Up Manager hereunder.

      Section 8.3. Appointment of Back-Up Manager. (a) On and after the receipt by the Manager of a Termination Notice pursuant to Section 8.2 or the Manager's resignation in accordance with the terms of this Agreement, the Manager shall continue to perform all Management Services hereunder, in the case of termination, only until the date specified in such Termination Notice or, if no such date is specified in such Termination Notice or otherwise specified by the Issuer, until a date mutually agreed upon by the Manager and the Issuer, and, in the case of resignation, until the earlier of (x) the date 45 days from the delivery to the Issuer and Lender of written notice of such resignation (or written confirmation of such notice) in accordance with the terms of this Agreement and (y) the date upon which the predecessor Manager shall become unable to act as Manager, as specified in the notice of resignation and accompanying opinion of counsel. The Issuer shall, as promptly as possible after the giving of a Termination Notice or receiving notice of the Manager's resignation, appoint the Back-Up Manager.

No proposed Back-Up Manager selected by the Issuer shall become the Back-Up Manager hereunder unless and until such proposed Back-Up Manager shall have been approved in writing by the Lender, such approval not to be unreasonably withheld.

      (b) Upon appointment, the Back-Up Manager shall be required to perform the Management Services in accordance with the terms of the Back-Up Management Agreement. The Back-Up Manager shall not be liable for, and the Manager shall indemnify the Back-Up Manager against costs incurred by the Back-Up Manager as a result of, any acts or omissions of the Manager under the Management Agreement or any events or occurrences occurring prior to the Back-Up Manager's acceptance of its appointment as the Back-Up Manager.

                                   ARTICLE 9.

                                 MISCELLANEOUS

      Section 9.1. Notices. All notices from one party to the other party shall be sent to the other party's address by (i) delivery by a reputable courier service or by registered mail (return receipt requested) or (ii) by facsimile transmission (or the equivalent transmission providing written confirmation of receipt at the facsimile number of the addressee) with a copy sent in either manner described in clause (i), all charges prepaid. The date of receipt or refusal to accept shall be the effective date of any such notice.

The Issuer                     The Manager              The Lender
----------                     -----------              ----------
CAKEWALK BRE LLC               CAKEWALK LLC             ENTERTAINMENT FINANCE
250 West 57th  Street          250 West 57th Street     INTERNATIONAL, LLC
New York, NY 10107             New York, NY 10107       110 West 57th Street
Attn: Robert Miller            Attn: Robert Miller      New York, New York 10019
Attention: Thomas Cyrana

in each case, with a copy to:

Baer Marks & Upham LLP
805 Third Avenue
New York, New York 10022
Attn: Michael Blumenthal, Esq.

      Section 9.2. Entire Agreement. This Agreement and the other Transaction Documents set forth the entire agreement and understanding among the parties with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

      Section 9.3. Severability. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

      Section 9.4. Consent to Jurisdiction.

            (a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document, and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, or delivery, of copies of such process to such party at its address specified in Section 9.1. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Nothing in this Section 9.4 shall affect the right of the Lender or the Issuer to serve legal process in any other manner permitted by law or affect the right of the Lender or the Issuer to bring any action or proceeding against the Manager or its property in the courts of other jurisdictions.

      Section 9.5. Waiver of Jury Trial. The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise. The parties hereto each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section 9.5 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof The waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

      Section 9.6. Further Assurances. The Manager shall furnish the Issuer and the Lender with any further instruments, in form and substance reasonably satisfactory to the Issuer and the

Lender, which the Issuer or the Lender may reasonably require or deem necessary, from time to time, required to evidence, establish, protect, enforce, defend or secure to the Issuer any and all of its rights hereunder or any of the other Transaction Documents or more fully effectuate or carry out the provisions, purposes or intent of the Transaction Documents.

      Section 9.7. Remedies of the Essence. The various rights and remedies of the Lender under this Agreement are of the essence of those agreements, and the Lender shall be entitled to obtain a decree requiring specific performance of each such right and remedy.

      Section 9.8. Rights Cumulative. Each of the Lender's rights and remedies under this Agreement shall be in addition to all of its other rights and remedies under the Transaction Documents and Applicable Law, and nothing in this Agreement shall be construed as limiting any such rights or remedies.

      Section 9.9. Amendments; Waivers. The rights and remedies of each party under this Agreement and the other Transaction Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have, and no failure or delay by any party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right. Any term, covenant, agreement or condition of this Agreement may only be amended with the consent of the Manager, the Issuer and the Lender or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Issuer, and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation (whether such amendment is executed or such consent or waiver is given before or after such failure) shall not be construed as a breach of such covenant, condition or obligation or as a Manager Default.

      Section 9.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Manager may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Issuer. All agreements, statements, representations and warranties made by the Manager herein or in any certificate or other instrument delivered by the Manager or on its behalf under this Agreement shall be considered to have been relied upon by the Issuer and shall survive the execution and delivery of this Agreement and the other Transaction Documents regardless of any investigation made by the Lender or on its behalf.

      Section 9.11. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Manager hereby waives any provision of Applicable Law that renders any provision of the prohibited or unenforceable in any respect.

      Section 9.12. Survival of Obligations. Except as otherwise expressly provided herein, the rights and obligations of the Manager under this Agreement shall survive the maturity date of the Notes.

      Section 9.13. Binding Effect. This Agreement shall be binding upon the Manager, its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Issuer, the Lender and their respective successors, transferees and assigns.

      Section 9.14. Captions. Captions to Articles, Sections and subsections of, and Schedules and Exhibits to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

      Section 9.15. Third Party Beneficiaries. This Agreement is for the benefit of the Issuer and the Lender and each subsequent Noteholder as assignee of the Issuer and the Lender or such subsequent Noteholder may exercise all rights and remedies of the Issuer under this Agreement, and the Issuer shall have no right to exercise such rights and remedies without the prior written consent of the Lender or such subsequent Noteholder.

      Section 9.16. No Bankruptcy Petition. The Manager by entering into this Agreement covenants and agrees that, prior to the date which is one year and one day after the payment in full of the Notes, it will not institute against, or join any other Person in instituting against, the Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

      Section 9.17. Relationship of Parties. Nothing contained in this Agreement is intended to create, or shall in any event or under any circumstance be construed as creating, a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Lender and the Manager. The Manager acknowledges that (a) the Manager is represented by competent counsel and has consulted counsel before executing this Agreement and
(b) it shall rely solely on its own judgment and advisors in entering into the transactions contemplated hereby without relying in any manner on any statements, representations or recommendations of the Lender.

      Section 9.18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

      Section 9.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized signatories of the parties hereto all as of the day and year first above written.

                                       CAKEWALK LLC., as Manager


                                       By: /s/ Robert Miller
                                           -------------------------------------
                                           Name: Robert Miller
                                           Title: Manager


                                       CAKEWALK BRE, as Issuer


                                       By: /s/ Robert Miller
                                           -------------------------------------
                                           Name: Robert Miller
                                           Title: Chief Executive
                                                  Officer and President


                                       ENTERTAINMENT FINANCE
                                         INTERNATIONAL, LLC, as Lender


                                       By: BJT HOLDING, INC, its
                                           Managing Member


                                       By: /s/ Thomas Cyrana
                                           -------------------------------------
                                           Name: Thomas Cyrana
                                           Title: Vice President

                                   EXHIBIT A

                            DESCRIPTION OF SERVICES

                         DESCRIPTION OF SUPPORT SERVICES

      The following is a description of the Support Services to be provided by the Manager.

(1) Accounts Payable Services. Accounts payable services which shall include the timely payment of all proper bills and expenses incurred in connection with the Collateral.

(2) Financial and Accounting Services. All financial, payroll, accounting and risk management services required with respect to the operations for servicing the Collateral, including the services of financial personnel to enable the Issuer to maintain all financial books of account and records, maintain suitable books and records of control and accounting procedures.

(3) Tax Services. All tax services required with respect to the Issuer's operations and the operations for servicing the Collateral including (i) the preparation and filing of all federal state and local returns and (ii) the payment of taxes shown to be due on such tax returns.

(4) Legal Services. The Manager shall make its legal counsel available to the Issuer for all legal services required by the Issuer, including contract negotiation and review, regulatory compliance, litigation strategy and oversight and such other legal matters (including, without limitation, defense of copyright infringement and contract disputes) as are customarily handled by the Manager's legal counsel.

(5) Insurance Services. The Manager will obtain for the Issuer usual and necessary business insurance.

(6) Office Services. The Manager will provide office space for the Issuer at the Manager's principal location, along with telephone lines and such other office overhead items necessary for the operation of the Issuer's business.

                                    EXHIBIT B

                           FORM OF LETTER OF DIRECTION

                                      EXHIBIT E (Capital Contribution Agreement)
                                                EXHIBIT B (Management Agreement)

[DATE]

[PAYEE]
[PAYEE ADDRESS]

            Re: Letter of Direction; Distributions

Ladies and Gentlemen:

      Reference is made to one or more licenses with respect to the use of one or more songs or masters or other agreements (collectively, the "Agreement") which you have entered into with any of Cakewalk LLC (the "Parent"), Cakewalk Productions Inc. and/or Cakewalk Productions II Inc. (jointly and severally with the Parent, "Cakewalk"). Parent has established a new, wholly owned subsidiary, Cakewalk BRE LLC, a New York limited liability company ("BRE"). All of the material assets of Cakewalk, including, without limitation, the Agreement, have been sold or transferred to BRE. Cakewalk had financing arrangements with BankBoston N.A., secured by a lien on substantially all of Cakewalk's assets, including the Agreement. Those financing arrangements have been terminated and BRE has entered into its own financing arrangements with Entertainment Finance International, LLC ("EFI") which are secured by a lien on substantially all of BRE's assets, including the Agreement.

      Accordingly, we hereby irrevocably authorizes and direct you to pay all monies payable pursuant to the Agreement from and after the date hereof, regardless of when earned, directly to the following account:

      Account Title:
      Account Number:
      Location:

      We also hereby authorize and direct you to notify all public performance societies, mechanical collection societies and other appropriate persons, firms or corporations that Cakewalk BRE LLC is now the owner of Cakewalk's interest in and to the material rights under the Agreement and that any payments heretofore made by any such persons, firms or corporations should now be made directly to the above referenced account. We hereby authorize and direct you to send copies of all notices, reports and other communications to which Cakewalk may be entitled under the Agreement to Cakewalk BRE LLC and to Entertainment Finance International, LLC to the following addresses:

Cakewalk BRE LLC
250 West 57th Street
New York, New York 10107
Attention: Robert Miller

Entertainment Finance International, LLC
c/o Rascoff/Zysblat Organization, Inc.
110 West 57th Street
New York, New York 10019

      From and after the date hereof, no change may be made to the foregoing directions by Cakewalk or BRE without the prior written consent of Entertainment Finance International, LLC.

                                       Very truly yours,

                                       CAKEWALK LLC


                                       By: _____________________________________
                                           Name: Robert Miller
                                           Title: Manager


                                       CAKEWALK PRODUCTIONS INC.


                                       By: _____________________________________
                                           Name: Robert Miller
                                           Title:


                                       CAKEWALK PRODUCTIONS II INC.


                                       By: _____________________________________
                                           Name: Robert Miller
                                           Title:

STATE OF           )
                   ): ss.:
COUNTY OF          )

      On this ___ day of June, in the year 1999, before me, the undersigned, a Notary Public of New York, duly commissioned and sworn, personally appeared Robert Miller that executed this instrument, and acknowledged that he executed the same.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

[SEAL]                                 _________________________________________

My commission expires on             , 19__

                                                                  EXECUTION COPY

                                   APPENDIX A

                              STANDARD DEFINITIONS

            "Act": The meaning ascribed thereto in Section 1.2 of the Indenture.

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Assets": Each to the extent described in Exhibit A to the Contribution Agreement and the Contract Assets.

            "Available Funds": All monies received by the Servicer in respect of the Collateral and deposited into the Collection Account and the Escrow Account during a Collection Period (plus any investment earnings thereon) , less the amounts withdrawn, if any, by the Lender in accordance with the provisions of
Section 13.1(a) of the Indenture.

            "Board of Directors": The board of directors of a Person or any duly authorized committee of that Board.

            "Board Resolution": A copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification.

            "Business Day": Any day that is not (i) a Saturday, or Sunday or
(ii) any other day on which commercial banking institutions in the State of New York are authorized or obligated by law or executive order to be closed.

            "Cakewalk BRE LLC": Cakewalk BRE LLC, a New York limited liability company and its permitted successors and assigns.

            "Cakewalk LLC": Cakewalk LLC, a Delaware limited liability company and its permitted successors and assigns.

            "Called Principal": With respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 10.1 of the Indenture or has become or is declared to be immediately due and payable pursuant to Section 6.2 of the Indenture, as the context requires.

            "Closing Date": With respect to the Contribution Agreement, the meaning set forth in Section 1 thereof.

            "Code": The Internal Revenue Code of 1986, as amended.

            "Collateral": With respect to the Indenture, the meaning ascribed thereto in granting clauses thereof.

            "Collection Account": The trust account or accounts (including the Lockbox Account) established and maintained by the Servicer as such pursuant to
Section 12.2(d) of the Indenture.

            "Collection Period": Each calender month commencing on the Issue Date (except that the first such Collection Period shall be from the Issue Date through June 30, 1999).

            "Contract Assets": Collectively, the Royalty or Participation Agreements, the Licenses and other contract assets included in Exhibit A-5 of the Contribution Agreement.

            "Contribution Agreement": The Capital Contribution Agreement, dated as of June 29, 1999, by and between the Issuer and Cakewalk LLC, pursuant to which the Issuer will acquire Assets from Cakewalk LLC, as such agreement may be amended or supplemented pursuant to its terms.

            "CP Price": A price, with respect to the portion of the assets being sold, determined by an Independent appraiser, having at least ten (10) years experience in the valuation of intellectual property similar to the Assets being appraised, assuming an arm's-length transaction between a willing seller under no compulsion to sell and a willing buyer under no compulsion to buy, provided, however, that for the purposes of Section 10(b) of the Contribution Agreement, the price for each Asset and the royalties relating thereto, shall be determined by multiplying (i) a fraction, the numerator of which shall be the gross royalty income received for the preceding calendar year in respect of that particular Asset and the denominator of which shall be the aggregate gross royalty income for all Assets included in the Collateral for such calendar year, by (ii) the aggregate Note Principal Balance of Outstanding Notes.

            "Default": Any occurrence which is, or with notice or the lapse of time or both would become, an Event of Default.

            "Defaulted License": As of the date of determination, a License as to which any of the following shall have occurred: (i) the periodic required payments become over 60 days delinquent or (ii) a default has occurred thereunder and any applicable cure period has expired without such cure having been effected, or (iii) the licensee thereunder is insolvent or has commenced, either voluntarily or involuntarily, a proceeding under the Federal Bankruptcy Code.

            "Default Rate": 12.59% per annum.

            "Deficiency Trigger Event": The failure of amounts on deposit in the Reserve Fund to equal the Minimum Reserve Fund Requirement on or after the Payment Date occurring in June, 2000 (after giving effect to withdrawals from the Reserve Fund and the making of any distributions pursuant to Section 13.1(b) of the Indenture on such Payment Date).

            "Deleted Collateral": Any Collateral which, pursuant to Section 10(b) of the Contribution Agreement, the Servicer has successfully required Cakewalk LLC to repurchase and which has been so repurchased and released from the Contribution Agreement.

            "Discounted Value": With respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield plus 0.50% with respect to such Called Principal.

            "Dollars" or "$": Dollars in lawful currency of the United States of America.

            "Due Period": With respect to any Payment Date, the one month period ending on the last day of the month preceding the month in which the Payment Date occurs, except that the first Due Period shall be from and after the Issue Date to and including June 30, 1999.

            "Eligible Financial Institution": A depository institution that (a) has a combined capital and surplus of at least $100,000,000, (b) is subject to supervision or examination by Federal or state banking authority and subject to regulations substantially similar to 12 C.F.R. Section 9.10(b), (c) has an office within the United States of America, (d) is not affiliated (as such term is defined in Rule 405 under the 1933 Act) with the Issuer or with any Person involved in the organization or operation of the Issuer and (e) has a short-term rating of P-l from Moody's or if no short-term rating exists, has long-term debt with at least an "A2" rating from Moody's and the deposits of which are insured to the full extent permitted by law by the FDIC and which has trust power and is organized under the laws of the United States of America or any state thereof. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this definition, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

            "Eligible Investments": Any and all of the following:

            (i) obligations of, or guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof which are backed by the full faith and credit of the United States;

            (ii) certificates of deposit and time and demand deposits and bankers acceptances having original maturities of no more than 365 days of any bank or trust company incorporated under the laws of the United States or any state, provided that the long term debt obligations of such bank or trust company (or parent holding company thereof), at the date of acquisition thereof have received a credit rating in the highest rating category of the Rating Agency;

            (iii) commercial paper of any corporation incorporated under the laws of the United States or any state thereof having original maturities of not more than 270 days which on the date of acquisition has a credit rating in the highest rating category for commercial paper of the Rating Agency;

            (iv) repurchase agreements with respect to obligations of, or guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States, provided that the unsecured obligations of the party agreeing to repurchase such obligations at the time have a short-term credit rating in the highest rating category for short-term unsecured debt of the Rating Agency;

            (v) money market mutual funds registered under the Investment Company Act of 1940, as amended, having a credit rating, at the time of such investment in the highest rating category of the Rating Agency; and

            (vi) bonds or other obligations having a short term unsecured debt rating in the highest rating category of the Rating Agency and having a long term debt rating in the highest rating category of the Rating Agency issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing.

            "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

            "Event of Default": When used in connection with the Indenture, an Event of Default described in Section 6.1 thereof.

            "Expense Payment": As of any date of determination, an amount equal to the product of (a) 0.37 and (b) gross cash sales reported by RYKO Distribution Partners to the Issuer in the second calendar month preceding such date of determination.

            "FDIC": The Federal Deposit Insurance Corporation, or any successor thereof.

            "Federal Bankruptcy Code": The U.S. Bankruptcy Code of 1978, as amended.

            "Foreign Noteholder": Any beneficial owner of Notes who is not, for U.S. Federal Income tax purposes, (i) a citizen or resident of the U.S., (ii) a domestic partnership, (iii) a domestic corporation, (iv) an estate the income of which is includable in gross income for U.S. tax purposes regardless of its source, or (v) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control substantial decisions of the trust, all as defined in Section 7701 (a) (30) of the Code and the Treasury Regulations promulgated thereunder.

            "GAAP": Generally accepted accounting principles in the United States of America in effect from time to time.

            "Government Securities": The securities described in clause (i) of the definition of the term "Eligible Investments".

            "Governmental Authority": Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Grant": To grant, bargain, sell, warrant, alienate, remise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of a License or of any other instrument shall include all rights, powers and options (but none of the obligations) of the Granting party thereunder, including without limitation the immediate and continuing right to claim, collect, receive and receipt for payments in respect of a License or any other payment due thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the Granting party or otherwise, and generally to do and receive anything which the Granting party is or may be entitled to do or receive thereunder or with respect thereto.

            "Gross Receipts": Any and all forms of income or compensation, whether cash or other, paid on account of or in respect of any of the Assets; provided, however, that any compensation received in any form other than cash or negotiable instruments shall not be deemed received until the same has been converted to cash.

            "Impositions on Rights": Any one or more of the rights of Royalty and Participation Payees or any other Liens set forth in Exhibit B to the Contribution agreement with respect to any of the Assets.

            "Indenture": The indenture, dated as of June 29, 1999, between the Issuer, the Lender and the Servicer, as the same may be amended from time to time.

            "Independent": When used with respect to any specified Person means such a Person, who (l) is in fact independent of the Issuer, the member of the Issuer (the "Related Group") and any other obligor upon the Note, (2) does not have any direct financial interest or any material indirect financial interest in the Related Group or in any such other obligor or in any Affiliate of the member of the Related Group or any such other obligor and (3) is not connected with any member of the Related Group or any such other obligor or Affiliate as a relative or an officer, employee, promoter, underwriter, trustee, partner, advisor, director, or person performing similar functions. Whenever it is herein provided that any Independent Person's opinion or certificate shall be furnished under any Loan Document, such Person shall be appointed by a Issuer Order and such opinion or certificate shall state that the signer has read this definition and that the signer is Independent within the meaning hereof.

            "Initial Interest Period": With respect to the Initial Payment Date, the period commencing on the Issue Date to and including the day immediately preceding the Initial Payment Date.

            "Initial Note principal Balance": The sum of $5,500,000.

            "Initial Payment Date": July 15, 1999.

            "Interest Period": With respect to the Note and as to any Payment Date, the period from and including the immediately preceding Payment Date (or, in the case of the Initial Payment Date, from and including the Issue Date) to and including the day immediately preceding such Payment Date.

            "Investment Value": The fair market value of the Assets on the Issue Date.

            "Issue Date": June 29, 1999.

            "Issuer": Cakewalk BRE LLC.

            "Issuer Order": A written order or request signed in the name of the Issuer by its President, or a Vice President, and by its Treasurer, an Assistant Treasurer, Controller, an Assistant Controller, Secretary, or an Assistant Secretary and delivered to the Servicer.

            "Lender": Entertainment Finance International, LLC, its permitted successors and assignee.

            "License" or "License Contract": Any or all, as the context may require, of the license agreements identified on Exhibit A-4 to the Capital Contribution Agreement, each as amended from time to time.

            "Lien": Any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute or contract, whether or not such interest shall be recorded or perfected and whether or not such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, and including the lien or security interest arising from a mortgage, encumbrance, pledge, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment or bailment for security purposes.

            "Liquidation Proceeds": The proceeds received by the Servicer upon and in connection with the enforcement of any element of the Collateral as to which a default or breach has occurred, all in accordance with the Indenture.

            "Lockbox Account": The meaning ascribed thereto in Section 12.2(c) of the Indenture.

            "Management Agreement" That certain management agreement, dated as of June 29, 1999, entered into by and among the Issuer, Cakewalk LLC, as manager and the Lender, as amended from time to time in accordance with the provisions thereof.

            "Management Fee": The sum of $130,000 in the months of March, June, September and December, and the sum of $135,000 in each other calendar month.

            "Manager": Cakewalk LLC, in its capacity as manager under the Management Agreement.

            "Maturity Date": June 15, 2009.

            "Minimum Reserve Fund Requirement": $460,000.

            "Moody's": Moody's Investors Service, Inc. and its successors.

            "Note": The meaning ascribed thereto in the Preliminary Statement of the Indenture.

            "Note Interest Rate": With respect to each Note, (i) if no Event of Default exists and is continuing, 10.09% per annum, and (ii) if an Event of Default exists and is continuing, the Default Rate.

            "Note Principal Balance": With respect to each Note, on any date of determination thereof, an amount equal to (i) the Initial Note Principal Balance of such Note as specified on the face thereof, minus (ii) the aggregate of all principal payments previously made with respect to such Note.

            "Note Principal Payment": For each Payment Date, the principal portion of the level debt service payment due on such date plus any Principal Shortfall.

            "Noteholder; Holder": Each holder, from time to time, of an interest in a Note.

            "Note Register": The meaning specified in Section 3.4 of the Indenture.

            "Note Registrar": The meaning specified in Section 3.4 of the Indenture.

            "Officers' Certificate": A certificate signed by two officers, at least one of whom shall be the President, a Vice President, or the Treasurer, of the company on whose behalf the certificate is delivered.

            "Operating Agreement": That certain operating agreement of Cakewalk BRE LLC, dated as of June 4, 1999, entered into by Cakewalk LLC as the sole member of the Issuer, as amended from time to time in accordance with the provisions thereof.

            "Opinion of Counsel": A written opinion of counsel who may, except as otherwise expressly provided in the Indenture, be in-house counsel employed full-time by the Person (or an Affiliate of such Person) required to deliver the opinion. Unless otherwise specified, any reference in the Indenture to an Opinion of Counsel shall be to an Opinion of Counsel for the Issuer, in which case such counsel shall be Independent of the Issuer.

            "Outstanding": With respect to the Notes, as of the date of determination, all Notes theretofore authenticated and delivered under the Indenture except:

                  (i) Notes theretofore canceled by the Note Registrar or delivered to the Note Registrar for cancellation;

                  (ii) Notes for whose payment money in the necessary amount has been theretofore irrevocably deposited with the Servicer in trust for the Holders of such Notes; and

                  (iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to the Indenture.

            For purposes of determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver, Notes owned by the Issuer or a member of the Related Group or any other obligor upon the Notes or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Servicer shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, or waiver, only Notes which the Servicer knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Servicer the pledgee's right so to act with respect to such Notes and Servicer the pledgee is not the Issuer or a member of the Related Group or any other obligor upon the Notes.

            "Payment Date": The 15th day of each month (or if such day is not a Business Day, the next succeeding Business Day), commencing on the Initial Payment Date and ending on the Maturity Date.

            "PBGC": The Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

            "Pension Plan": Any "employee pension benefit plan," as such term is defined in Section 3 of ERISA, in which employees of a Person or any Related Person are entitled to participate, as from time to time in effect.

            "Percentage Interest": With respect to a Note, the undivided percentage interest in all the Notes evidenced by such Note, which percentage interest shall be equal to the initial Note Principal Balance thereof divided by the aggregate Initial Note Principal Balance of all of the Notes.

            "Person": Any individual, corporation, partnership, limited liability company, joint venture, joint-stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

            "Principal Shortfall" As of any Payment Date, the principal payable on the Notes on all prior Payment Dates less the amount actually paid in respect of principal on such dates.

            "Proceeding": Any suit in equity, action at law or other judicial or administrative proceeding.

            "Proceeds": All proceeds of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, Collateral, including without limitation all claims of the Issuer against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.

            "Rating Agencies": One or more nationally recognized statistical rating organizations selected by the Noteholder.

            "Receivables": Amounts payable under or in respect of any of the Assets.

            "Record Date": The close of business on the last day of the month preceding the applicable Payment Date, whether or not a Business Day.

            "Redemption Date": The date set for redemption of the Notes pursuant to the provisions of Section 10.2 of the Indenture.

            "Redemption Price": For purposes of Section 6.2, Section 10.1 and
Section 10.6 of the Indenture, an amount equal to the aggregate Note Principal Balance of the Outstanding Notes, plus the Yield Maintenance Premium, and accrued interest thereon to the date of payment.

            "Registered Holder" or "Noteholder": The Person whose name appears on the Note Register on the applicable Record Date or any other applicable date.

            "Reinvestment Yield": With respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 500" on the Dow Jones Markets Service (or such other display as may replace Page 500 on the Dow Jones Markets service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release
H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (i) the actively traded U.S. Treasury security with a maturity closest to and greater than the Remaining Average Life and (ii) the actively traded U.S. Treasury security with a maturity closest to and less than the Remaining Average Life.

            "Related Group": The meaning set forth in the definition of the term "Independent".

            "Related Person": Any Person (whether or not incorporated) which is under common control with any other Person within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or of Section 4001(b) of ERISA.

            "Remaining Average Life": With respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

            "Remaining Scheduled Payments": With respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 3.7 of the Indenture.

            "Reportable Event": Any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Pension Plan described in Section 4063 of ERISA, or a cessation of operations described in
Section 4062(e) of ERISA.

            "Requirement of Law": As to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, determination or order of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Reserve Fund": The trust account or accounts established and maintained by the Servicer as such pursuant to Section 12.2(a) of the Indenture.

            "Responsible Officer": With respect to a particular matter, any officer, to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

            "Royalty or Participation Agreements": The licenses and agreements as amended from time to time described on Exhibit A-3 to the Contribution Agreement pursuant to which Royalty or Participation Payees are entitled to be paid royalties on exploitations of certain Assets described therein or otherwise to receive consideration for payments accruing, payable or paid to the Issuer or a member of the Related Group in connection with such Assets and any other agreements, laws or instruments, presently or hereafter in force and effect under or pursuant to which Royalty or Participation Payees are entitled to be paid royalties.

            "Royalty and Participation Payee": Any persons, firms or corporations other than the Issuer or a member of the Related Group entitled, pursuant to a Royalty or Participation Agreement to be paid a royalty or otherwise entitled to receive compensation with respect to exploitations of the Assets or payments accruing, payable or paid to unions, guilds, union pension funds or other parties entitled to receive "residual" type payments due on exploitations of the Assets.

            "Rule 144A": The rule of the United States Securities and Exchange Commission so named.

            "Rule 144A Representation Letter": A letter substantially in the form of Exhibit C to the Indenture.

            "RYKO Reserve Payment": As to any calendar month, an amount equal to the sum withheld by RYKO Distribution Partners nine months earlier as a reserve against future returns, which would have been released during the Collection Period, whether or not actually released in such calendar month.

            "Sale": The meaning ascribed thereto in Section 6.16 of the Indenture.

            "Securities Act": The Securities Act of 1933, as amended.

            "Settlement Date": With respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section
10.1 of the Indenture.

            "Servicer": RZO Corporate Administration, Inc., a New Jersey corporation in its capacity as such under the Servicing Agreement until a successor Person shall have been appointed in accordance with the Servicing Agreement and thereafter such successor Person.

            "Servicer Expenses": All reasonable and customary administrative and overhead "out-of-pocket" costs and expenses incurred by the Servicer in the performance of its servicing and reporting obligations hereunder.

            "Servicer Order" and "Servicer Request": A written order or request signed in the name of the Servicer by its Chairman of the Board, President or a Vice President, and by its Treasurer, an Assistant Treasurer, Controller, an Assistant Controller, Secretary, or an Assistant Secretary and delivered to the Lender.

            "Servicer Remittance Date": The date three Business Days prior to the related Payment Date.

            "Servicer Report": The report prepared and delivered by the Servicer pursuant to Section 3.01 of the Servicing Agreement.

            "Servicer's Office": The principal office of the Servicer which is located at 110 West 57th Street, New York, New York 10019.

            "Servicing Agreement": That certain servicing agreement, dated as of June 29, 1999, entered into by and among the Servicer, the Issuer and the Lender, as amended from time to time.

            "Servicing Fee": The amount computed in accordance with the provisions of Section 2.10 of the Servicing Agreement plus any portion thereof remaining unpaid as of a preceding Payment Date.

            "Term Indenture": An indenture providing for the issuance of Term Notes in order to finance the acquisition of the Notes and similar notes by the note issuer thereunder.

            "Term Notes": Such notes as may be issued from time to time under a Term Indenture.

            "Term Trustee": The trustee under the Term Indenture, its successors and permitted assigns and any substitute trustee appointed in accordance with the terms of the Term Indenture, and thereafter such successor Person.

            "Transaction Documents": The collective reference to the Indenture, the Note, the Management Agreement and the Contribution Agreement.

            "UCC": The Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of non-perfection of the Liens on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than

New York, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

            "Warehouse Indenture": An indenture providing for the issuance of Warehouse Notes to provide for the funding of the Loan and similar loans.

            "Warehouse Notes": Investor warehouse notes as may be issued by the Lender from time to time pursuant to the Warehouse Indenture.

            "Warehouse Trustee": The trustee under the Warehouse Indenture, its successors and permitted assigns and any substituted trustee appointed in accordance with the terms of the Warehouse Indenture, and thereafter such successor Person.

            "Withholding Taxes": The meaning set forth in Section 9 of the Contribution Agreement; and

            "Yield Maintenance Premium": With respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Yield Maintenance Premium may in no event be less than zero.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS AND THE ISSUER HAS NOT BEEN REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE "INVESTMENT COMPANY ACT"), AND THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS EXCEPT IN A TRANSACTION THAT IS EXEMPTED UNDER THE SECURITIES ACT (INCLUDING TRANSFER MADE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT) AND APPLICABLE STATE SECURITIES LAWS.

THE PRINCIPAL OF THIS NOTE IS PAYABLE ON THE PAYMENT DATES AND IN THE AMOUNTS DESCRIBED HEREIN. ACCORDINGLY, THE OUTSTANDING NOTE PRINCIPAL BALANCE OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF AND MAY BE ASCERTAINED ONLY BY OBTAINING A CONFIRMATION THEREOF FROM THE NOTE REGISTRAR NAMED HEREIN OR ITS SUCCESSOR.

No. 1                                                     Initial Note Principal
                                                          Balance of the
                                                          Notes: $5,500,000

Senior                                                    Initial Note Principal
                                                          Balance of this Note:
                                                          $5,500,000

                           10.09% ROYALTY-BACKED NOTE
                            ISSUE DATE: June 29, 1999
                          MATURITY DATE: June 15, 2009

            CAKEWALK BRE LLC, a limited liability company duly organized and existing under the laws of the State of New York (the "Issuer," which term includes any successor entity under the Indenture referred to below) , for value received, hereby promises to pay to ENTERTAINMENT FINANCE INTERNATIONAL, LLC, or registered assigns (the "Lender"), the principal sum of FIVE MILLION FIVE HUNDRED THOUSAND Dollars ($5,500,000) payable in (i) a payment of interest only accrued from the Closing Date to, but not including, July 15, 1999 (the "Initial Payment Date"), payable on the Initial Payment Date, (ii) eleven (11) monthly payments of interest only commencing on August 15, 1999 and continuing on the tenth day of each month thereafter to and including June 15, 2000, (iii) thereafter, one hundred seven (107) equal monthly installments of principal and interest in the amount of $77,701.07, in each case in the manner set forth in the Indenture beginning on July 15, 2000, and continuing on the 15th day of each month thereafter to and including May 15, 2009 and (iv) on June 15, 2009, a final installment of principal and interest sufficient in amount to repay the entire unpaid principal balance of this Note; except that if any such 15th day is not a Business Day, the Business Day immediately following (each a "Payment Date") . This Note shall bear interest on the outstanding unpaid principal balance at the rate of 10.09% per annum, determined on the basis of a 360 day year of twelve 30-day months; provided, however, that interest on any amount of principal or interest that is not timely paid when due shall accrue interest until paid at the rate equal to 2.50% in excess of the rate set forth above; and, provided further, that if a Default shall have occurred under, and as defined in, the Indenture, interest shall accrue from that time forward at the Default Rate until such Default is cured. The interest and principal so payable on any Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note is registered in the Note Register on the Record Date for such Payment Date which shall be the close of business on the last day of the month prior to such Payment Date (whether or not a Business Day)

            The principal of and interest on this Note are payable by check payable to the Person whose name appears as the Registered Holder of this Note on the Note Register on the Record Date for the Payment Date, or, under circumstances specified in the Indenture, by wire transfer in immediately available funds to the account specified in writing by such Registered Holder at least ten (10) Business Days prior thereto or as otherwise provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Funds represented by checks returned undelivered shall be held for payment to the Person entitled thereto, subject to the terms of the Indenture, at the office or agency in the United States of America designated as such by the Issuer for such purpose pursuant to the Indenture.

            This Note is one of a duly authorized issue of Notes of the Issuer designated as its Royalty-Backed Notes (herein called the "Notes") issued under an Indenture, dated as of June 29, 1999 (herein called the "Indenture"), between the Issuer, Entertainment Finance International, LLC, as lender (the "Lender") and RZO Corporate Administration, Inc., as servicer (the "Servicer"), to which Indenture reference is hereby made for a statement of the respective rights thereunder of the Issuer, the Lender, the Servicer and the Holders of the Notes, and the terms upon which the Notes are, and are to be, delivered. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Certain provisions of the Indenture are described in this Note. The Note shall govern in the event that the provisions of the Indenture are inconsistent herewith.

            As provided in the Indenture, the Notes are secured by, among other things, certain royalty payments and related assets having an Investment Value (as defined in the Indenture) in excess of 100% of the Initial Note Principal Balance of the Notes and by certain other collateral (the "Collateral") described in the Indenture. The Notes are equally and ratably secured by the Collateral pledged therefor to the extent provided by the Indenture.

            Unless earlier declared due and payable by reason of an Event of Default, the Notes are payable only at the time and in the manner provided in the Indenture and are not redeemable or prepayable at the option of the Issuer before such time except that the Notes shall be redeemable at the option of the Issuer in whole, but not in part, on any Payment Date. The Notes shall be redeemed at a redemption price equal to the aggregate Outstanding Note Principal Balance thereof, plus accrued interest thereon through the redemption date, plus any applicable premium payable thereon pursuant to this Indenture. If an Event of Default (as defined in the Indenture) shall occur and be continuing, the principal of all the Notes may become or be declared due and payable in the manner and with the effect provided in the Indenture.

            As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Note Register of the Issuer, upon surrender of this Note for registration of transfer at the office or agency of the Servicer in the United States of America, duly endorsed by, or accompanied by a written instrument of transfer in form and content satisfactory to the Issuer and the Servicer duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate Initial Note Principal Balance, shall be issued to the designated transferee or transferees.

            Prior to due presentment for registration of transfer of this Note, the Issuer, the Servicer and any agent of the Issuer or the Servicer may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Note be overdue, and neither the Issuer, the Servicer, nor any such agent shall be affected by notice to the contrary.

            The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture at any time by the Issuer with the consent of the Lender. The Indenture also contains provisions permitting the Lender to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults and their consequences under the Indenture. Any such consent or waiver by the Lender shall be conclusive and binding upon the Lender and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

            The Notes are issuable only in registered form without coupons in such authorized denominations as provided in the Indenture and subject to certain limitations therein set forth. The Notes are exchangeable for Notes of a like Initial Note

Principal Balance of a different authorized denomination, as requested by the Holder surrendering same.

            This Note and the Indenture shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws rules.

            No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with the Indenture at the times, place and rate, and in the coin or currency, herein prescribed.

            IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by its President or a Vice President.


                                       By: CAKEWALK BRE LLC


                                           By: /s/ Robert Miller
                                               ---------------------------------
                                           Name: Robert Miller
                                           Title: Chief Executive
                                                  Officer and President